UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2007

BLUE RIDGE PAPER PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-114032	56-2136509
(State or other jurisdiction of incorporation)	(Registration Number)	(IRS Employer Identification No.)

41 Main Street, Canton, North Carolina		28716
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (828) 454-0676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e).  COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 14, 2007, Blue Ridge Paper Products Inc. (the “Company”) entered into an amended and restated employment agreement (individually an “Agreement” and collectively the “Agreements”) with each of Richard A. Lozyniak, John B. Wadsworth, Philip E. Bowen, Terry A. Huskey and Robert M. Shanahan (individually an “Executive” and collectively the “Executives”).  The Agreements replace the prior employment agreements by and between the Company and Messrs. Lozyniak, Wadsworth, Bowen and Huskey, each dated as of March 21, 2005, and an employment agreement with Mr. Shanahan, dated as of July 16, 2001.

Pursuant to the Agreements, Messrs. Lozniak, Wadsworth, Bowen, Huskey and Shanahan will continue to serve as President and Chief Executive Officer, Chief Financial Officer, VP and General Manager/Packaging, VP and General Manager/Paper, and VP Manufacturing and Mill Manager, respectively, of the Company.  The Agreements commenced on February 14, 2007 and, subject to the provisions of the Agreements, will terminate as of the close of business on December 31, 2011; provided that the Agreements will automatically renew for successive one-year terms unless either party to such Agreement gives written notice of non-renewal to the other at least 30 days prior to the end of the initial term or renewal term, as applicable.  The Agreements provide for a salary for Messrs. Lozniak, Wadsworth, Bowen, Huskey and Shanahan at the annual rate of $325,000, $185,000, $190,550, $190,000 and $189,900, respectively, and eligibility to receive an annual cash bonus in accordance with the Company’s Performance Incentive Plan.  Each Executive will also be entitled to participate in all benefit plans or arrangements generally made available to executive employees of the Company.

In the event of an Executive’s termination of employment by the Company without “cause” or by an Executive for “good reason” (each, as defined in the Agreements), an Executive will be entitled to (i) a payment equal to such Executive’s base salary and bonus compensation (based on the last five years’ average) and (ii) continued participation in the Company’s group health plan, with such Executive assuming all payment obligations, in each case for a period of one year following such termination.  In the event of an Executive’s termination of employment for any reason (other than a termination by the Company for cause) within eighteen months following a “change in control” (as defined in the Agreements) of the Company, such Executive will be entitled to (i) a lump sum payment equal to three times the sum of the Executive’s average base salary plus the Executive’s average bonus compensation (each, based on the last five years’ average) and (ii) continued participation in the Company’s group health plan, with such Executive assuming all payment obligations, for a period of eighteen months following such termination.  The foregoing change in control benefits will be in lieu of any other severance benefits payable under the Agreement and will not be payable to an Executive if such Executive is offered “comparable employment” (as defined in the Agreements) within sixty days following the consummation of the change in control.  To the extent that the total change in control benefits payable to an Executive, whether under an Agreement or otherwise, would exceed the applicable limitation of Section 280G of the Internal Revenue Code, such benefits will be reduced to the extent necessary so that the total value of such benefits does not exceed such limitation.

The Agreements contain a non-competition covenant that prohibits an Executive from competing against the Company within the United States as well as a non-solicitation provision that prohibits an Executive from actively soliciting the Company’s employees and customers, in each case, applicable during employment and continuing until the second anniversary of a termination by the Company for cause or by an Executive without good reason or until the first anniversary of a termination by the Company without cause, by an Executive for good reason or as a result of death or disability.  However, the non-competition covenant will not apply following any termination of an Executive’s employment that occurs within eighteen months following a change in control of the Company.  An Executive is also subject to perpetual non-disparagement and confidentiality obligations under the Agreement.

The foregoing description of the Agreements is not complete and is qualified in its entirety by reference to the full text of the Agreements, which will be filed as Exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE PAPER PRODUCTS INC.

Date: February 16, 2007	By:	/s/John B. Wadsworth
Name: John B. Wadsworth
Title: Chief Financial Officer